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              ASSIGNMENT AGREEMENT FOR LICENSE AGREEMENT
                   ------------------------------------------

RxSystems, Inc. (hereinafter "RxSystems") and Surforama.com, Inc. (hereinafter "Surforama"), intending to be legally bound, agree as follows:

Whereas RxSystems is the holder of a License Agreement (hereinafter "License") issued by RTIN Holdings, Inc. (hereinafter "RTIN") on March 19, 2002 for $3,500,000.

Whereas RxSystems desires to assign, convey, and transfer the license to Surforama.

Now  therefore,

          1. In consideration for the payments described in item 3 below, RxSystems hereby transfers, assigns, and conveys all of their right, title, and interest in the License to Surforama.

          2. Surforama hereby agrees to indemnify RxSystems for any claims with respect to the License against the Company in any amount now or in the future.

          3.   Surforama  agrees  to:

               a. As provided in the License, pay to RTIN $3,176,615 in monthly payments in the amount of $25,000.00 through December 1, 2005, with the remaining balance to be paid as determined by the negotiations of Surforama and RTIN;

               b. Reimburse David Parker $370,000 in a form of consideration and schedule of payments to be determined by the negotiations of David Parker and Surforama for personal monies advanced by Mr. Parker to secure the License.

          4. This agreement shall be considered a binding agreement and an immediate assignment of rights.

Executed  on  this  27th  day  of  May,  2003

RxSystems,  Inc.                      Surforama.com,  Inc.

/s/ David B. Parker                   /s/ David B. Parker
___________________________           ___________________________
By: David B. Parker                   By:  David B. Parker

Its: CEO; President                   Its: CEO; President